Exhibit 99.1

MEDIA CONTACT:                                        FINANCIAL CONTACT:
David Politis                                         Karl Ryser, Jr.
Politis Communications                                I-Link, Inc.
(801) 523-3730                                        (801) 576-5025
(801) 598-3730 (mobile)                               karlr@i-link.net
dpolitis@politis.com

FOR IMMEDIATE RELEASE

                    I-LINK SHAREHOLDERS APPROVE MODIFICATION TO
                 PREFERRED STOCK RIGHTS OFFERING AT ANNUAL MEETING

                    KEENAN ALSO RE-ELECTED TO BOARD AT MEETING

DRAPER, Utah (July 22, 1999) -- I-Link Inc. (Nasdaq: ILNK), a next generation telecommunications company, today announced that its shareholders approved a modification to the terms of the company's current Series N preferred stock rights offering at the company's annual meeting held July 19, 1999.

The original terms of the rights offering set the rate at which each Series N preferred share can be converted into common shares at $2.78. The modification approved by the shareholders provides for the reduction of the Series N conversion price under certain conditions, including linking it to (1) the price at which any new common stock is issued, (2) the price at which any common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock, or other convertible security, or (3) the price at which any common stock is issued upon the subsequent conversion of the company's outstanding Series F preferred stock, in the event the price at which any such common stock is issued is lower than $2.78. The modification also establishes a conversion price floor of $1.25, consistent with other outstanding series of the company's preferred stock. (Additional details on the modification to this Series N preferred stock rights offering will be provided in the 8-K filing with the U.S. Securities and Exchange Commission slated to be filed later today.)

Additionally, I-Link shareholders approved the re-election of Thomas A. Keenan to its board of directors and to fill a three-year term therein. Keenan was first appointed to the I-Link board in 1998.

Founded in 1994, I-Link Inc. is a next generation telecommunications company that uses its IP-enabling technologies to provide low-cost long-distance, conference calling, voice mail, fax, e-mail and other enhanced communications services to its customers. I-Link delivers these services via its private IP network built with I-Link's next generation IP-based network platforms, I-Link Communications Engines(TM) and I-Link Enhanced Services Engines(TM). Through wholly owned subsidiaries MiBridge Inc. and ViaNet Technologies Ltd., I-Link develops emerging communications technologies that are used by I-Link and other leading communications firms worldwide. I-Link is headquartered in Draper, Utah, and its Web site is located at http://www.i-link.net.

                                      # # #

The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.